United States Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 5, 2010
P. H. Glatfelter Company
(Exact name of registrant as specified in its charter)

Pennsylvania	1-3560	23-0628360
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
96 South George Street, Suite 500
York, Pennsylvania 17401
(Address of principal executive offices) (Zip Code)
(717) 225-4711
(Registrant’s telephone number, including area code)
Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 24.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On February 5, 2010, P. H. Glatfelter Company (the “Company”) and certain of the Company’s subsidiaries (the “Guarantors”) issued and sold $100 million in aggregate principal amount of the Company’s 7 1/8% Senior Notes due 2016 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. The Notes were issued at 95.0% of the principal amount. The Company intends to use the net proceeds from the sale, along with borrowings under its revolving credit facility and cash on hand, to fund the acquisition by its wholly-owned subsidiary, Glatfelter Canada Inc., of Concert Industries Corp. (“Concert”).
     The Notes and the guarantees thereof (the “Guarantees”) were issued pursuant to an indenture dated as of February 5, 2010 (the “Indenture”) among the Company, the Guarantors and HSBC Bank USA, National Association, as trustee (the “Trustee”). The Indenture contains covenants that, among other things, limits the ability of the Company and the Guarantors to incur debt, make restricted payments, create certain liens, sell assets, enter into certain sale and leaseback transactions, and consolidate, merge or transfer all or substantially all of the Company’s assets and the assets of the Company’s subsidiaries on a consolidated basis. The Indenture provides for customary events of default.
     The Company will pay interest on the Notes on May 1 and November 1 of each year, beginning on May 1, 2010. The Notes will mature on May 1, 2016. The Notes are senior unsecured obligations of the Company and will rank equally with the Company’s other and future senior unsecured obligations. The Notes are guaranteed, jointly and severally, on a senior unsecured basis, by certain of the Company’s current and future domestic subsidiaries. The Notes will not be entitled to the benefit of any sinking fund.
     The Company may redeem some or all of the notes at any time and from time to time on or after May 1, 2011 at the applicable redemption price plus accrued and unpaid interest to the date of redemption. The Company has the option to redeem the Notes in whole, but not in part, prior to May 1, 2011 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest and a make-whole premium.
     The net proceeds from the offering of the Notes will be held in escrow for the benefit of the holders of the Notes. If the Company’s acquisition of all of the issued and outstanding shares of Concert is not consummated on or prior to March 29, 2010 or the share purchase agreement relating to such acquisition is terminated on or prior to March 29, 2010, the Notes are subject to special mandatory redemption, at a redemption price equal to the initial aggregate offering price of the notes, plus accrued and unpaid interest and accreted original issue discount to, but not including, the special mandatory redemption date.
     On February 5, 2010, the Company, the Guarantors and Credit Suisse Securities (USA) LLC (the “Initial Purchaser”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”) providing the holders of the Notes certain rights relating to the registration of the Notes under the Securities Act. Pursuant to the Registration Rights Agreement, the Company agreed to conduct a registered exchange offer for the Notes or cause to become effective a shelf registration statement providing for the resale of the Notes. The Company is required to: (i) file a registration statement (“the Registration Statement”) within 120 days after February 5, 2010, intended to enable holders to exchange the Notes and Guarantees for publicly registered notes and guarantees; (ii) use reasonable best efforts to cause the Registration Statement to become effective within 180 days after February 5, 2010; (iii) offer the publicly registered notes and guarantees in exchange for surrender of the Notes as soon as practicable after the effectiveness of the Registration Statement; and (iv) file a shelf registration statement for the resale of the Notes and Guarantees if the Company cannot effect the exchange offer within the time periods referred to above under the circumstances specified in the Registration Rights Agreement.
     The foregoing descriptions of the Indenture and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the text of the applicable agreement, copies of which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
     The information above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 8.01. Other Events
     On January 27, 2010, the Company issued a press release entitled “Glatfelter Annouces Offering of Notes.” The full text of the press release is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits
Exhibits

4.1	Indenture, dated as of February 5, 2010, among the Company, the Guarantors named therein and the Trustee is filed herewith as Exhibit 4.1.

4.2	Registration Rights Agreement, dated February 5, 2010, among the Company, the Guarantors named therein and the Initial Purchasers is filed herewith as Exhibit 4.2.

99.1	Press release, dated January 27, 2010, titled “Glatfelter Announces Offering of Notes” filed herewith as Exhibit 99.1

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 5, 2010	P. H. GLATFELTER COMPANY
	By:	/s/ John P. Jacunski
		Name:	John P. Jacunski
		Title:	Senior Vice President and Chief Financial Officer